Exhibit 21.1   List of Subsidiaries
               --------------------
                                                               State in
                                                                 Which
Subsidiary of Indianapolis Power & Light Company (IPL)         Organized

     Property and Land Company, Inc.                            Indiana



     IPL is wholly owned by IPALCO Enterprises, Inc. as of December 31, 1995. The subsidiary listed for IPL is wholly owned.